Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS FINANCIAL SERVICES, INC. REPORTS RECORD NET INCOME AND SOLID LOAN GROWTH FOR THE THIRD QUARTER OF 2012
Record Top-Line Revenue and Improved Asset Quality Drive 20% Growth in Earnings

Madison, WI - October 26, 2012 (GLOBE NEWSWIRE) - First Business Financial Services, Inc. (the “Company”) (NASDAQ: FBIZ), the parent company of First Business Bank and First Business Bank - Milwaukee, today reported record third quarter results highlighted by growth in revenue, in-market deposits, commercial loan balances and problem loan resolutions.

Highlights for the quarter and nine months ended September 30, 2012 include:

•	Net income for the third quarter of 2012 was a record $2.6 million, representing a 20% increase compared to $2.2 million earned in the third quarter of 2011.

•
Net income for the nine months ended September 30, 2012 was $6.4 million, 6% higher compared to $6.0 million earned in the first nine months of 2011. Net income for the first nine months of 2011 included a substantial one-time tax benefit relating to a change in Wisconsin tax law.

•
Core earnings, defined as pre-tax income adding back provision for loan and lease losses, other identifiable costs of credit and other discrete items unrelated to the Company's core business activities, grew 19% to a record $4.9 million for the third quarter of 2012, compared to $4.1 million recorded in the third quarter of 2011. Core earnings of $13.5 million for the first nine months of 2012 grew 15% from the prior year.

•
Annualized return on average equity and return on average assets were 15.10% and 0.88%, respectively, for the three month period ended September 30, 2012, compared to 14.02% and 0.78% for the same period in 2011. For the nine months ended September 30, 2012, annualized return on average equity and return on average assets were 12.57% and 0.72% respectively, compared to 13.67% and 0.72% in 2011. Returns for the first nine months of 2011 included a substantial one-time tax benefit relating to a change in Wisconsin tax law.

•
Top line revenue, consisting of net interest income and non-interest income, increased 12% to a record $12.2 million for the quarter ended September 30, 2012, compared to $10.8 million for the prior year quarter. Top line revenue of $34.5 million for the first nine months of 2012 grew 9% compared to the first nine months of 2011.

•
Average in-market deposits of $635.4 million grew 27% in the first nine months of 2012, increasing to 60.8% of total deposits, compared to $502.0 million, or 50.4% of total deposits, for the first nine months of 2011.

•	Net loans and leases at September 30, 2012 increased $15.8 million or an annualized 7% from June 30, 2012.

•
Net interest margin was 3.50% for the third quarter of 2012, marking the highest level recorded in the Company's tenure as a public company while improving 10 basis points compared to the third quarter of 2011.

•
Non-performing assets of $15.0 million at September 30, 2012 decreased by $9.0 million, or 37%, from December 31, 2011, and decreased by $14.0 million, or 48%, from September 30, 2011. Non-performing assets now measure 1.26% of total assets, the lowest level since September 30, 2008.

The Company earned record net income of $2.6 million in the third quarter 2012, an increase of 20.3% compared to net income of $2.2 million earned in the third quarter of 2011. Diluted earnings per common share were $0.99 for the third quarter of 2012 compared to $0.83 for the year ago period.

The Company recorded net income for the nine months ended September 30, 2012 of $6.4 million, an increase of 5.9% from $6.0 million earned in the nine months ended September 30, 2011. Diluted earnings per common share were $2.43 for the first nine months of 2012 compared to $2.32 earned in the prior year period.

"First Business' third quarter results validate the course we've charted for growth in 2012 and beyond," said Corey A. Chambas, President and Chief Executive Officer. "We earned record top-line revenues, core earnings and net income, even as we continued to invest in new, revenue-generating business development staff. We saw impressive commercial loan growth while credit quality continued to improve. The quality and consistency of our quarterly performance demonstrates First Business' ability to execute on strategic growth opportunities while delivering increasing shareholder value."

Core Business Results

Net interest income increased $811,000, or 8.9%, to a record $9.9 million in the third quarter of 2012 compared to $9.1 million for the third quarter of 2011. The improvement marks the second consecutive quarter of record net interest income earned and reflects a 10 basis point widening of the net interest margin to 3.50%, the highest level recorded in First Business' tenure as a public company. The improvement primarily resulted from a 51 basis point decline in the average rate paid on interest-bearing deposit balances, partially offset by a 33 basis point decrease in the yield on average earning assets. Lower deposit funding costs resulted from the continued and successful execution of the Company's business development efforts focused on attracting in-market client deposits - comprised of all transaction accounts, money market accounts, non-brokered certificates of deposit, and non-interest-bearing demand deposits. In-market deposits totaled $670.5 million at September 30, 2012, an increase of $140.2 million, or 26.4%, from September 30, 2011. Consequently, the Company continued to actively reduce its overall reliance on higher-cost deposits by lowering brokered certificates of deposit by $92.0 million, or 19.1%, over the last twelve months to $390.7 million at September 30, 2012. As a result, interest expense for the third quarter of 2012 decreased $898,000, or 17.9%, to $4.1 million, compared to $5.0 million for the third quarter of 2011. Interest income remained relatively flat compared to the prior year quarter, as higher loan and investment securities balances offset the impact of lower earning asset yields in the sustained low-rate environment.

Similarly, net interest income for the nine months ended September 30, 2012 increased $1.9 million, or 7.1%, to $28.5 million, compared to $26.6 million generated during the same period of the prior year. During the first nine months of 2012, the Company successfully attracted a growing amount of in-market deposits and correspondingly reduced its funding from higher-cost brokered certificates of deposit. The Company's reduction in the overall cost of funds benefited net interest margin, which increased seven basis points to 3.38% for the nine months ended September 30, 2012 compared to the prior year period. The Company's significant excess liquidity was partially deployed into loan growth and investments in mortgage-related securities. As cash flows from mortgage backed securities were reinvested at lower rates, the weighted average yield on the securities portfolio declined.

Non-interest income increased $521,000, or 30.2%, to $2.2 million for the third quarter of 2012, compared with the third quarter of 2011. Improvement over the prior year reflects double-digit growth across the Company's primary fee income sources, demonstrating successful execution toward the Company's strategic priority of growing top line revenue in 2012. Trust and investment services income increased by $114,000, or 18.3%, to $736,000 for the third quarter of 2012. Growth was primarily due to a 28.2% increase in trust assets under management and administration to $746.1 million at September 30, 2012, compared to September 30, 2011. In addition, service charges on deposits grew by $107,000, or 25.2%, to $532,000, as continued success in acquiring new commercial relationships drove increased deposit transaction volume. Compared to the prior year quarter, loan fees grew $122,000, or 32.1%, to $502,000 as the Company recognized contractual loan fees due upon the exit of certain loan relationships.

Similarly, non-interest income increased $858,000, or 16.7%, to $6.0 million for the first nine months of 2012. Success in attracting new trust administration relationships drove increased levels of assets under management and administration, generating a $260,000, or 13.6%, increase in trust and investment services income to $2.2 million for the first nine months of 2012. In addition, continued success in attracting new commercial relationships drove higher deposit transaction volumes and related service charge income. Deposit service charges grew by $289,000, or 23.8%, to $1.5 million for the first nine months of 2012. Likewise, loan fees increased by $166,000, or 15.4%, to $1.2 million for the first nine months of 2012 due to increased volume and the exits from certain lending relationships.

Non-interest expense for the third quarter of 2012 was $7.3 million, an increase of $501,000, or 7.4%, compared to the same quarter in 2011. Compensation expense grew $384,000, or 10.0%, to $4.2 million as the Company continued to invest in key talent in support of strategic initiatives. Collateral liquidation costs increased by $109,000, or 70.3%, compared to the third quarter of 2011 as the Company incurred expenses to aggressively work out of its impaired loans. A $145,000, or 25.4%, reduction in FDIC Insurance expense in the third quarter of 2012 from the same period in 2011 helped offset overall expense growth compared to the prior year quarter. Top-line revenue growth exceeded expense growth, thereby reducing the Company's efficiency ratio to 59.7%, an improvement of 230 basis points from 62.0% in the year ago quarter.

Non-interest expense for the first nine months of 2012 increased by $1.1 million, or 5.3%, to $21.2 million as compared to the first nine months of 2011. Coupled with 8.7% growth in top line revenue, the Company's disciplined cost containment aided a reduction in the efficiency ratio to 60.9% for the first nine months of 2012, 210 basis points lower than the 63.0% reported for the first nine months of 2011. Compensation expense increased by $1.0 million, or 9.1%, to support strategic investments in talent along with annual salary merit increases and other ancillary benefits. Heightened regulatory compliance requirements drove a $138,000 increase in professional fees expense, while a change in the method for assessing FDIC insurance drove an offsetting decline of $355,000. A $123,000 or 21.4% decline in collateral liquidation costs for the nine months ended September 30, 2012 further benefited the Company's operating efficiency.

The provision for loan and lease losses for the third quarter of 2012 was $850,000, representing an increase of 95.4%, or $415,000, from the third quarter of 2011. On a sequential quarter basis, provision for loan and lease losses decreased $1.2 million, primarily related to the charge-off of a certain commercial loan in the prior quarter. Net charge-offs for the third quarter of 2012 improved to $962,000, compared to $1.7 million for the second quarter of 2012 and $2.2 million for the third quarter of 2011. For the same periods, annualized net charge-offs as a percentage of average loans and leases measured 0.44%, 0.80% and 1.04%.

Provision for loan and lease losses totaled $3.4 million for the nine months ended September 30, 2012, $86,000, or 2.6%, higher than in the prior year period. Net charge-offs for the first nine months of 2012 fell to $2.8 million from $5.4 million in the first nine months of 2011. Annualized net charge-offs as a percentage of average loans and leases improved to 0.44% for the nine months of 2012, compared to 0.84% for the same period of 2011.

Loans Grow While Asset Quality Continues to Improve

The Company saw signs of increased demand for quality commercial lending opportunities from new and existing clients during the quarter. Accordingly, loan originations grew and more than offset amortization of the existing loan portfolio and the reduction of non-accrual loans and leases. Net loan and lease balances of $863.5 million increased $15.8 million, or 7.4% annualized, from June 30, 2012 to September 30, 2012. Over the last year, net loan and lease balances grew $16.8 million, or 2.0%, from $846.7 million at September 30, 2011. At the same time, total assets of $1.2 billion grew $32.1 million, or 11.1% annualized, from June 30, 3012 and grew $56.5 million, or 5.6%, from September 30, 2011.

The ratio of non-performing assets to total assets fell 24 basis points from 1.50% at June 30, 2012 to 1.26% at September 30, 2012. The same measure fell 130 basis points from 2.56% at September 30, 2011. Non-performing assets decreased by $2.4 million, 13.5%, from June 30, 2012 to September 31, 2012, and by $14.0 million, or 48.3%, from September 30, 2011 to September 30, 2012, reflecting the success of certain exit strategies, including payoffs, paydowns and charge-offs, as well as improved client performance causing a return to accrual status. These reductions were partially offset by continued additions of newly identified problem loans and leases. The Company's allowance for loan and lease loss as a percentage of total loans and leases measured 1.67% as of September 30, 2012, modestly lower as compared to 1.72% at June 30, 2012 and modestly higher as compared to 1.64% at September 30, 2011.

Dividend Maintained

During the third quarter of 2012 the Company's Board of Directors approved a $0.07 quarterly cash dividend on its common stock, which was paid on October 15, 2012 to shareholders of record at the close of business on October 1, 2012. This maintained the Company's annualized dividend at $0.28 per share, a level it has maintained for nineteen consecutive quarters.

Capital Strength

The Company's earnings power continues to generate capital, and its capital ratios are in excess of the highest required regulatory benchmark levels. Total capital to risk-weighted assets was 13.33% as of September 30, 2012, compared to 13.11% at December 31, 2011.

About First Business Financial Services, Inc.

First Business Financial Services (NASDAQ: FBIZ) is a $1.2 billion Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. It is the second largest Wisconsin-based commercial bank holding company listed on NASDAQ or the New York Stock Exchange. Its companies include: First Business Bank - Madison; First Business Bank - Milwaukee; First Business Bank - Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.

This press release includes "forward-looking" statements related to First Business Financial Services, Inc. (the "Company") that can generally be identified as describing the Company's future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company's future results, please see the Company's annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
James F. Ropella, Senior Vice President
and Chief Financial Officer
608-232-5970
jropella@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)
(Dollars in Thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
ASSETS
Cash and cash equivalents	$87,842	$78,369	$135,351	$130,093	$80,461
Securities available-for-sale, at fair value	202,805	195,904	170,547	170,386	168,307
Loans and leases receivable	878,192	862,529	831,748	850,842	860,804
Allowance for loan and lease losses	(14,706)	(14,818)	(14,451)	(14,155)	(14,141)
Loans and leases, net	863,486	847,711	817,297	836,687	846,663
Leasehold improvements and equipment, net	965	1,030	1,035	999	1,000
Foreclosed properties	2,187	1,937	2,590	2,236	2,043
Cash surrender value of bank-owned life insurance	18,068	18,006	17,830	17,660	17,462
Investment in FHLB stock, at cost	1,144	1,519	1,748	2,367	2,367
Accrued interest receivable and other assets	15,638	15,550	15,647	16,737	17,296
Total assets	$1,192,135	$1,160,026	$1,162,045	$1,177,165	$1,135,599
LIABILITIES AND STOCKHOLDERS’ EQUITY
In-market deposits	$670,530	$632,699	$618,609	$604,647	$530,364
Brokered CDs	390,728	396,531	415,180	446,665	482,764
Total deposits	1,061,258	1,029,230	1,033,789	1,051,312	1,013,128
Federal Home Loan Bank and other borrowings	39,482	42,396	41,498	40,292	39,495
Junior subordinated notes	10,315	10,315	10,315	10,315	10,315
Accrued interest payable and other liabilities	10,531	10,319	10,009	11,032	10,911
Total liabilities	1,121,586	1,092,260	1,095,611	1,112,951	1,073,849
Total stockholders’ equity	70,549	67,766	66,434	64,214	61,750
Total liabilities and stockholders’ equity	$1,192,135	$1,160,026	$1,162,045	$1,177,165	$1,135,599

STATEMENTS OF INCOME

	Three Months Ended					Nine Months Ended
(Unaudited) (Dollars in Thousands, except per share amounts)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	September 30, 2012	September 30, 2011
Total interest income	$14,032	$13,943	$13,633	$13,854	$14,119	$41,608	$42,364
Total interest expense	4,117	4,334	4,707	4,950	5,015	13,158	15,807
Net interest income	9,915	9,609	8,926	8,904	9,104	28,450	26,557
Provision for loan and lease losses	850	2,045	504	937	435	3,399	3,313
Net interest income after provision for loan and lease losses	9,065	7,564	8,422	7,967	8,669	25,051	23,244
Trust and investment services fee income	736	755	687	614	622	2,178	1,918
Service charges on deposits	532	493	479	497	425	1,504	1,215
Loan fees	502	345	398	402	380	1,245	1,079
Other	479	311	286	403	301	1,076	933
Total non-interest income	2,249	1,904	1,850	1,916	1,728	6,003	5,145
Compensation	4,224	4,226	4,005	3,485	3,840	12,455	11,413
FDIC insurance	426	533	587	585	571	1,546	1,901
Collateral liquidation costs	264	79	108	212	155	451	574
Other	2,337	2,294	2,132	1,967	2,184	6,763	6,260
Total non-interest expense	7,251	7,132	6,832	6,249	6,750	21,215	20,148
Income before tax expense	4,063	2,336	3,440	3,634	3,647	9,839	8,241
Income tax expense	1,441	771	1,230	1,250	1,468	3,442	2,201
Net income	$2,622	$1,565	$2,210	$2,384	$2,179	$6,397	$6,040
Per common share:
Basic and diluted earnings	$0.99	$0.60	$0.84	$0.90	$0.83	$2.43	$2.32
Dividends declared	0.07	0.07	0.07	0.07	0.07	0.21	0.21
Book value	26.56	25.77	25.31	24.46	23.49	26.56	23.49
Tangible book value	26.56	25.77	25.31	24.46	23.48	26.56	23.48

SELECTED FINANCIAL RATIOS

	Three Months Ended					Nine Months Ended
(Unaudited)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	September 30, 2012	September 30, 2011
Return on average assets	0.88%	0.54%	0.74%	0.82%	0.78%	0.72%	0.72%
Return on average equity	15.10%	9.16%	13.43%	15.02%	14.02%	12.57%	13.67%
Efficiency ratio	59.73%	61.37%	61.78%	55.17%	62.01%	60.91%	63.01%
Average interest-earning assets to average interest- bearing liabilities	116.34%	116.67%	115.08%	115.47%	114.53%	116.02%	113.53%
Interest rate spread	3.26%	3.23%	2.91%	2.95%	3.13%	3.13%	3.04%
Net interest margin	3.50%	3.49%	3.15%	3.23%	3.40%	3.38%	3.31%
ASSET QUALITY RATIOS

	As of
(Unaudited) (Dollars in Thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Non-performing loans and leases	$12,846	$15,451	$20,199	$21,766	$27,015
Foreclosed properties, net	2,187	1,937	2,590	2,236	2,043
Total non-performing assets	$15,033	$17,388	$22,789	$24,002	$29,058
Non-performing loans and leases as a percent of total loans and leases	1.46%	1.79%	2.43%	2.56%	3.14%
Non-performing assets as a percent of total loans and leases plus foreclosed properties	1.71%	2.01%	2.73%	2.81%	3.37%
Non-performing assets as a percent of total assets	1.26%	1.50%	1.96%	2.04%	2.56%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.67%	1.72%	1.74%	1.66%	1.64%
Allowance for loan and lease losses as a percent of non-performing loans	114.48%	95.90%	71.55%	65.03%	52.34%

NET CHARGE-OFFS

(Unaudited)	Three Months Ended					Nine Months Ended
(Dollars in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	September 30, 2012	September 30, 2011
Net charge-offs	$962	$1,678	$208	$923	$2,231	$2,848	$5,443
Net charge-offs as a percent of average loans and leases (annualized)	0.44%	0.80%	0.10%	0.43%	1.04%	0.44%	0.84%

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) ("GAAP"). Although the Company believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.
CORE EARNINGS
"Core Earnings" is a non-GAAP measure representing pre-tax income excluding the effects of provision for loan and lease losses, other identifiable costs of credit and other discrete items that are unrelated to core business activities. In the judgment of the Company's management, the presentation of core earnings allows the management team, investors and analysts to better assess the growth of the Company's core business by removing the volatility that is associated with costs of credit and other discrete items that are unrelated to its core business and facilitates a more streamlined comparison of core growth to its benchmark peers. The information provided below reconciles core earnings to its most comparable GAAP measure.

(Unaudited)	Three Months Ended					Nine Months Ended
(Dollars in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	September 30, 2012	September 30, 2011
Income before tax expense	$4,063	$2,336	$3,440	$3,634	$3,647	$9,839	$8,241
Add back:
Provision for loan and lease losses	850	2,045	504	937	435	3,399	3,313
(Gain) loss on foreclosed properties	(14)	67	175	261	29	228	158
Core earnings (pre-tax)	$4,899	$4,448	$4,119	$4,832	$4,111	$13,466	$11,712

EFFICIENCY RATIO

"Efficiency ratio" is a non-GAAP measure representing non-interest expense excluding the effects of losses or gains on foreclosed properties and amortization of other intangible assets divided by operating revenue, which is equal to net interest income plus non-interest income less any realized gains on securities. In the judgment of the Company's management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company's operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to its core business. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	Three Months Ended					Nine Months Ended
(Dollars in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	September 30, 2012	September 30, 2011
Total non-interest expense	$7,251	$7,132	$6,832	$6,249	$6,750	$21,215	$20,148
Less:
(Gain) loss on foreclosed properties	(14)	67	175	261	29	228	158
Amortization of other intangible assets	—	—	—	19	4	—	13
Total operating expense	$7,265	$7,065	$6,657	$5,969	$6,717	$20,987	$19,977
Net interest income	$9,915	$9,609	$8,926	$8,904	$9,104	$28,450	$26,557
Total non-interest income	2,249	1,904	1,850	1,916	1,728	6,003	5,145
Less:
Gain on sale of securities	—	—	—	—	—	—	—
Total operating revenue	$12,164	$11,513	$10,776	$10,820	$10,832	$34,453	$31,702
Efficiency ratio	59.7%	61.4%	61.8%	55.2%	62.0%	60.9%	63.0%

TANGIBLE BOOK VALUE

"Tangible book value per share" is a non-GAAP measure representing tangible equity divided by total common shares outstanding. "Tangible equity" itself is a non-GAAP measure representing common stockholders' equity reduced by intangible assets. The Company's management believes that these measures are important to many investors in the marketplace who are interested in changes period to period in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible equity to their most comparable GAAP measures.

	As of
(Unaudited) (Dollars in Thousands, except per share amounts)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Equity	$70,549	$67,766	$66,434	$64,214	$61,750
Intangible assets	—	—	—	—	(19)
Tangible Equity	$70,549	$67,766	$66,434	$64,214	$61,731
Common shares outstanding	2,656,102	2,629,352	2,625,288	2,625,669	2,628,634
Book value per share	$26.56	$25.77	$25.31	$24.46	$23.49
Tangible book value per share	26.56	25.77	25.31	24.46	23.48